Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
GEORGE KALLOP NAMED PRESIDENT & CEO OF NYMAGIC, INC.;
GEORGE TRUMBULL TO REMAIN AS CHAIRMAN;
KALLOP AND GLENN YANOFF ELECTED TO BOARD OF DIRECTORS;
DIVIDEND DECLARED
     New York, September 15, 2005 – NYMAGIC, INC. (NYSE: NYM) announced today that its Board of Directors had appointed A. George Kallop, President and Chief Executive Officer, effective October 1, 2005, when George R. Trumbull, the current Chairman and Chief Executive Officer of the Company will step down as Chief Executive Officer. Mr. Trumbull will remain Chairman of the Board.
     In addition, the board voted to increase the number of directors from nine to 11 and elected Mr. Kallop and Glenn R. Yanoff as directors effective September 14, 2005. Mr. Kallop, 60, joined NYMAGIC in June 2002 as Executive Vice President and has been serving as Chief Operating Officer since February 2004. He has an undergraduate degree from Princeton and an MBA from the Harvard Business School.
     Glenn Yanoff is currently an executive of Arthur J. Gallagher & Co. He previously was a principal in the insurance brokerage firm of I. Arthur Yanoff & Co., Ltd. Mr. Yanoff previously served as a director of NYMAGIC, INC. from 1999 until 2004 and has served continuously as a director of NYMAGIC’s insurance subsidiaries since 1999.
     Mr. Trumbull, in commenting on the changes said, “The change in the CEO role to George Kallop at this time is a natural progression for George since he was appointed Chief Operating Officer of the Company in February 2004. George and I have worked closely together as team for the last three and a half years. He has made significant contributions to NYMAGIC’s success over that period and has earned my respect and complete trust. I can’t think of a better person to take over as CEO of NYMAGIC.
     “I will continue to work closely with George in my role as Chairman of NYMAGIC and I look forward to helping him and the NYMAGIC management team achieve even more success in the future.”
     In other business the Company announced the declaration of a dividend to shareholders of six cents per share, payable on October 6, 2005 to shareholders of record on September 30, 2005.

     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.
     This news release contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2005 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These risks could cause actual results for the 2005 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

CONTACT:	A. George Kallop	Richard Lewis
	NYMAGIC. INC.	Richard Lewis Communications, Inc.
	(212) 551-0610	212/827-0020 (24/7)